CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS

                                       OF

                   SERIES A SENIOR CONVERTIBLE PREFERRED STOCK

                                      OF

                     POWERHOUSE TECHNOLOGIES GROUP, INC.

                        (Pursuant to Section 151 of the
                      Delaware General Corporation Law)
                      ---------------------------------

            PowerHouse Technologies Group, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Company"), hereby certifies that, pursuant to authority vested in the Board of Directors of the Company by Article 4 of the Amended Certificate of Incorporation of the Corporation, the following resolution was adopted as of May 21, 2004 by the Board of Directors of the Company pursuant to Section 141 of the Delaware General Corporation Law:

            "Pursuant to authority vested in the Board or Directors of the Company by Article Four of the Company's Articles of Association, out of the total authorized number of 25,000,000 shares of Company preferred stock (the "Preferred Stock"), par value $0.0001 per share, there shall be designated a series of 10,000,000 shares which shall be issued hereunder and constitute a single series to be known as "Series A Senior Convertible Preferred Stock" (hereinafter called the "Series A Senior Preferred Stock"). The shares of Series A Senior Preferred Stock have the voting powers, designations, preferences and other special rights, and qualifications, limitations and restrictions thereof set forth below:

            1.    Certain Definitions.

            "Average Price" shall mean, with respect to any shares of stock or securities, including the Common Stock (as defined below), on any date of determination, the average for the ten (10) consecutive Trading Days (as defined below) preceding and including such date of determination of the reported last sale prices per share on the principal national securities exchange or inter-dealer quotation system on which such stock or security is listed or admitted to trading, or if not listed or admitted to trading on any national securities exchange or inter-dealer quotation system or if last sale prices are not available, the average for the ten (10) consecutive Trading Days preceding and including the date of determination of the average of the closing bid and asked prices per share or security in the over-the-counter market as published by the National Quotation Service or the OTC Bulletin Board or, if no such quotations are published or


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furnished, by any New York Stock Exchange member firm selected from time to time by the Company for that purpose.

            "Common Stock" shall mean the common stock, $0.0001 par value, of the Company, including the stock into which the Series A Senior Preferred Stock is convertible, and any capital stock of any class of the Company thereafter authorized that shall not be limited to a fixed sum in respect of the rights of the holders thereof to participate in dividends or in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Company.

            "Current Market Price" shall mean, with respect to any shares of capital stock or other securities, (i) if such stock or securities are listed or admitted to trading on a national securities exchange or an inter-dealer quotation system or traded in the over-the-counter market, the Average Price per share or security, as the case may be, at the close of trading on the Trading Day on which the relevant determination is to be made or, if such day is not a Trading Day, the Trading Day immediately preceding such day and (ii) if such stock or security is not so listed, admitted or traded, the fair market value of such stock or security as determined by the Managing Directors of the Company or, if such parties cannot agree, as determined by an Independent Appraiser (as defined below).

            "Excluded Stock" shall mean Common Stock issued or to be issued (i) pursuant to the conversion, exercise or exchange of securities outstanding on the Closing Date, including the Series A Senior Preferred Stock and the Series A Junior Preferred Stock, (ii) pursuant to the exercise of any equity securities at an exercise or conversion price greater than the Conversion Price, issued in accordance with the Company's stock option plan or stock purchase plan, or otherwise issued to the Company's employees, consultants or directors in transactions not primarily for equity financing purposes and approved by a majority of the members of the Compensation Committee (which shall include at least one member who is a Director designated by the holders of the Series A Senior Preferred Stock) and the Board of Directors, (iii) in an underwritten public offering through an internationally recognized underwriter at a price not less than three (3) times the original Liquidation Preference, (iv) except as otherwise provided herein, and following any applicable adjustment in the Conversion Price provided for in Subsection 4D, upon the actual issue of Common Stock or securities convertible into Common Stock at the time of exercise of any rights, options or warrants to purchase Common Stock or any securities convertible into Common Stock, as appropriate, or upon conversion or exchange of securities convertible into Common Stock, or (v) to the extent provided for in the Stock Purchase Agreement, any shares of Senior Preferred issued after the closing date.

            "Independent Appraiser" shall mean an investment banking firm, appraisal firm or any other financial expert of recognized national standing in the United States, selected by the holders of a majority of the Series A Senior Preferred Stock and reasonably acceptable to the Company, that does not (or whose directors, officers, employees, affiliates or stockholders do not) have a direct or indirect material financial interest in the Company or a 5% or greater holder of Series A Senior Preferred Stock, who has not been, and, at the time called upon to give independent financial advice to the Company or a holder of Series A Senior Preferred Stock, is



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


not (and none of its directors, officers, affiliates or stockholders are) a promoter, director or officer of the Company.

            "Original Purchase Price" shall mean $3.06 per share based upon a fully-diluted pre-money valuation of $12,500,000, excluding an unissued reserved employee pool of 1,125,000 shares of Common Stock (appropriately adjusted to reflect the occurrence of any stock split, stock dividend, stock combination, stock subdivision or like occurrences) and following any applicable adjustment in the Conversion Price provided for in Subsection 4D.

            "Senior Preferred Ownership Percentage" shall mean the percentage of equity ownership of the Company owned as of the Closing Date (disregarding any equity deemed owned by members of the Proctor Group) by the holders of Series A Preferred Stock, in the aggregate (determined in terms of shares of Common Stock on a fully-diluted basis as of such date).

            "Trading Day" shall mean (i) if the relevant stock or security is listed or admitted for trading on the New York Stock Exchange or any other national securities exchange, a day on which such exchange is open for business;
(ii) if the relevant stock or security is quoted on the Nasdaq National Market or any other system of automated dissemination of quotations of securities prices, a day on which trades may be effected through such system; or (iii) if the relevant stock or security is not listed or admitted for trading on any national securities exchange or quoted on the Nasdaq National Market or any other system of automated dissemination of quotation of securities prices, a day on which the relevant stock or security is traded in a regular way in the over-the-counter market and for which a closing bid and a closing asked price for such stock or security are available.

            "Triggering Event" shall mean the Company's litigation filed on September 15, 2003 in the Superior Court of the State of California in and for the Country of Los Angeles, South West District captioned PowerHouse Technologies Group, Inc. v. Proctor , et. al., (Case No. YC047491) in which Joseph Ford Proctor, BrickHouse Captial Venture Limited, Julie Hollfinger and others are named as defendants (the "Proctor Litigation") proving to be unsuccessful and the shares of Common Stock that are held by any defendant, or any affiliate of any defendant, in the Proctor Litigation (the "Proctor Group") being reinstated into the Company's capitalization.

            2.    Dividends.

            2A. The Company shall pay to the holders of the Series A Senior Preferred Stock dividends from net profits or net assets of the Company legally available for the payment of such dividends, which shall begin to accrue on and be non-cumulative from the date of issuance of the Series A Senior Preferred Stock (whether or not such dividends have been declared) in an annual amount equal to the Original Purchase Price of such Series A Senior Preferred Stock plus any accrued but unpaid dividends (the "Liquidation Preference") times eight per cent (8%) per annum (the "Dividend Amount"). The Dividend Amount shall be payable on June 1 and December 1 of each year (the "Dividend Payment Dates") either in cash or in kind by issuance by the


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       Company of additional shares of Series A Senior Preferred Stock (the
      "PIK Shares") at the option of the Company. Beginning on the second anniversary of the issuance date of the Series A Senior Preferred Stock, if at any time during the accrual period of a semi-annual dividend the closing price (determined on the basis of the average weighted daily trading price) of Common Stock for five Trading Days is less than three times the Liquidation Preference of the Series A Senior Preferred Stock on its original issuance date, the dividend rate for that semi-annual period shall increase to 12% per annum. In the event that the applicable Dividend Amount is not paid in cash within thirty (30) days of the relevant Dividend Payment Date, the Company shall be deemed for all purposes to have elected to pay the Relevant Dividend Amount in PIK Shares. If the Company elects or is deemed to have elected to pay any Dividend Amount in PIK Shares, each holder of Series A Senior Preferred Stock shall be deemed to be the holder of record of such holder's pro rata share of the PIK Shares issuable with respect to the relevant Dividend Amount notwithstanding that the stock transfer books of the Company shall then be closed or that certificates evidencing such PIK Shares shall not have been actually delivered to such holder of Series A Senior Preferred Stock. In the event that dividends on the Series A Senior Preferred Stock are paid with PIK Shares, each such PIK Share (i) shall be valued at the then applicable Liquidation Preference per share and (ii) shall have the same Liquidation Preference as each share of Series A Senior Preferred Stock with respect to which the PIK Share constituted a dividend. No dividends shall be paid on any Common Stock of the Company or any capital stock of the Company that ranks junior to or on parity with the Series A Senior Preferred Stock during any fiscal year of the Company until dividends in the aggregate Dividend Amount per share (as adjusted for any stock dividends, combinations or splits with respect to such shares) of Series A Senior Preferred Stock for the current and each prior Dividend Payment Date shall have been paid or declared and set apart for payment to the Series A Senior Preferred Stock holders.

            2B. The amount of dividends payable for any period shorter than a full year shall be determined on the basis of twelve 30-day months and a 360-day year. Dividends paid on the shares of Series A Senior Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.

            2C. In the event that the Company shall at any time pay a dividend on the Common Stock or Series A Junior Preferred Stock, it shall, at the same time, pay to each holder of Series A Senior Preferred Stock a dividend equal to the dividend that would have been payable to such holder if the shares of Series A Senior Preferred Stock held by such holder had been converted into Common Stock on the date of determination of holders of Common Stock entitled to receive such dividends; and provided, further, that so long as any shares of the Series A Senior Preferred Stock are outstanding, no dividends shall be declared or paid or set apart for payment on any other preferred stock of the Company of any series ranking, as to dividends, junior to or on a parity with the Series A Senior Preferred Stock, unless a dividend shall be paid at the same time to each holder of Series A Senior Preferred Stock, in an amount such that the holders of such other


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


      series of preferred stock, on the one hand, and the holders of Series A Senior Preferred Stock, on the other, receive dividends in the same relative proportions that each would have received had all such shares of preferred stock been converted into Common Stock immediately prior to the declaration of a dividend on such preferred stock.

            3.    Liquidation; Security.

            3A. Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of the shares of Series A Senior Preferred Stock shall be entitled, before any distributions shall be made to the holders of the Common Stock, or any other class of capital stock of the Company ranking junior to the Series A Senior Preferred Stock, to be paid an amount (the "Series A Senior Liquidation Amount") equal to (i) 150% of the Liquidation Preference per share (appropriately adjusted to reflect the occurrence of any stock split, stock dividend, stock combination, stock subdivision or like occurrences) and (ii) with respect to the assets remaining after distribution of 150% of the Liquidation Preference and the distribution of the Junior Liquidation Preference, the aggregate pro rata liquidating distribution per share payable to holders of Series A Senior Preferred Stock on an as-converted basis payable ratably to the holders of the Series A Senior Preferred Stock and Common Stock. If upon such liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the assets to be distributed among the holders of Series A Senior Preferred Stock of the Company shall be insufficient to permit payment to the holders of Series A Senior Preferred Stock of the full Series A Senior Liquidation Amount, then the entire assets of the Company to be distributed shall be distributed ratably to the holders of Series A Senior Preferred Stock in proportion to the Series A Senior Liquidation Amount each such holder would otherwise be entitled to receive. Written notice of such liquidation, dissolution or winding up, stating a payment date, the Series A Senior Liquidation Amount and the place where said sums shall be payable shall be given by mail, postage prepaid, not less than 30 or more than 60 days prior to the payment date stated therein, to the holders of record of the Series A Senior Preferred Stock, such notice to be addressed to each shareholder at his post office address as shown by the records of the Company. Unless waived in writing by the holders of a majority of the Series A Senior Preferred Stock then outstanding, voting together as one class, a consolidation or merger of the Company into or with any other entity or entities, or the sale or transfer by the Company of all or substantially all of its assets, in each case under circumstances in which the holders of a majority in voting power of the outstanding capital stock of the Company, immediately prior to such a merger, consolidation or sale, own less than a majority in voting power of the outstanding capital stock of the corporation or the surviving or resulting corporation or acquirer, as the case may be, immediately following such a merger, consolidation or sale (each such transaction being hereinafter referred to as a "Corporate Transaction") shall be treated as a liquidation within the meaning of this
      Section 3 for the purpose of determining the consideration to be received by holders of the Series A Senior Preferred Stock upon redemption of such shares as well as the timing of such deemed redemption.

            3B. The Company's obligations to holders of Series A Senior Preferred Stock set forth in this Certificate of Designations, Preferences and Rights shall be secured by a


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


      security agreement executed by the Company and the original holders of Series A Senior Preferred Stock as of the Original Issuance Date (the "Security Agreement"). Each Series A Senior Preferred Stock holder shall be entitled to all rights of the "Secured Party" as defined in the Security Agreement.

            4.    Conversion.

            4A. Right to Convert. Subject to the terms and conditions of this paragraph 4A, the holder of any share or shares of Series A Senior Preferred Stock shall have the right, at its option at any time, to convert any such shares of Series A Senior Preferred Stock into such number of fully paid and nonassessable whole shares of Common Stock as is obtained by multiplying the number of shares of Series A Preferred Stock so to be converted by the Liquidation Preference per share and dividing the result by the conversion price of $3.06 per share or, if there has been an adjustment of the conversion price, by the conversion price as last adjusted and in effect at the date any share or shares of Series A Senior Preferred Stock are surrendered for conversion (such price, or such price as last adjusted, being referred to herein as the "Conversion Price"). Such rights of conversion shall be exercised by the holder thereof by surrender of a certificate or certificates for the shares to be converted to the Company at its principal office (or such other office or agency of the Company as the Company may designate by notice in writing to the holder or holders of the Series A Senior Preferred Stock) at any time during its usual business hours on the date set forth in such notice, together with a properly completed notice of conversion in the form attached to the Series A Senior Preferred Stock certificate with a statement of the name or names (with address), subject to compliance with applicable laws to the extent such designation shall involve a transfer, in which the certificate or certificates for shares of Common Stock, shall be issued. Accrued and unpaid dividends on the Series A Senior Preferred Stock shall be taken into account in determining the number of shares of Common Stock to be received by holders upon conversion, provided, however, no dividends will be paid on the Series A Senior Preferred Stock at the time of conversion. All rights incident to a share of Series A Senior Preferred Stock will terminate automatically upon any conversion of such share into Common Stock.

            4B. Issuance of Certificates; Time Conversion Effected. Promptly after the receipt by the Company of the written notice referred to in subparagraph 4A and surrender of the certificate or certificates for the share or shares of the Series A Senior Preferred Stock to be converted, the Company shall issue and deliver, or cause to be issued and delivered, to the holder, registered in such name or names as such holder may direct, subject to compliance with applicable laws to the extent such designation shall involve a transfer, a certificate or certificates for the number of whole shares of Common Stock issuable upon the conversion of such share or shares of Series A Senior Preferred Stock. To the extent permitted by law, such conversion shall be deemed to have been effected and the Conversion Price shall be determined as of the close of business on the date on which such written notice shall have been received by the Company and the certificate or certificates for such shares shall have been surrendered as aforesaid, and at such time the Series A Senior Preferred Stock rights of the holder of such share or shares


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


      shall cease, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby.

            4C. Fractional Shares; Dividends; Partial Conversion. No fractional shares shall be issued upon conversion of the Series A Senior Preferred Stock into Common Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share, and no payment or adjustment shall be made upon any conversion on account of any cash dividends paid on the Series A Senior Preferred Stock so converted or the Common Stock issued upon such conversion. In case the number of shares of Series A Senior Preferred Stock represented by the certificate or certificates surrendered pursuant to subparagraph 4A exceeds the number of shares converted, the Company shall upon such conversion, execute and deliver to the holder thereof at the expense of the Company, a new certificate for the number of shares of Series A Senior Preferred Stock represented by the certificate or certificates surrendered which are not to be converted.

            4D. Adjustment of Conversion Price Upon Issuance. If and at any time or from time to time, after the date of first issuance of shares of Series A Senior Preferred Stock (the "Original Issuance Date"), the Corporation shall issue or sell, or is, in accordance with subparagraphs 4D(1) through 4D(9), deemed to have issued or sold, any shares ("Additional Common Shares") of its Common Stock other than Excluded Stock without consideration or for a consideration per share less than the Conversion Price in effect immediately prior to the time of such issue or sale, then the Conversion Price shall be reduced, concurrently with issue or sale, to a price equal to the price paid (or deemed to have been paid) per share for such Additional Common Shares.

      Notwithstanding the above, if and at any time or from time to time, after the Original Issuance Date, a Triggering Event occurs, then the Conversion Price shall be proportionately reduced to a price such that after adjustment of the Conversion Price the holders of the Series A Senior Preferred Stock, in the aggregate, shall hold the greater of (i) the Senior Preferred Ownership Percentage or (ii) 51% of all outstanding securities of the Company that are entitled to vote, or capable of voting, including shares of Common Stock, shares of Preferred Stock, and any other securities exercisable for, convertible into, or exchangeable for, voting stock of the Company.

      No adjustment of the Conversion Price, however, shall be made in an amount less than $0.01 per share, and any such lesser adjustment shall be carried forward and shall be made at the time and together with the next subsequent adjustment which together with any adjustments so carried forward shall amount to $0.01 per share or more.

      For purposes of this subparagraph 4D, the following paragraphs 4D(1) to 4D(8) shall also be applicable:

            4D(1). Issuance of Rights or Options. In case at any time the Corporation shall in any manner grant (whether directly or by assumption in a merger or otherwise) any rights


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      to subscribe for or to purchase, or any option or warrant for the purchase of, Common Stock or any stock or securities convertible into or exchangeable for Common Stock (such rights or options being herein called "Options" and such convertible or exchangeable stock or securities being herein called "Convertible Securities" and, together with Options, the "Common Stock Equivalents"), whether or not such Options or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such Options or upon conversion or exchange of such Convertible Securities (determined by dividing (i) the total amount, if any, received or receivable by the Corporation as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon the exercise of all such Options, plus, in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion or exchange thereof by (ii) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options) shall be less than the Conversion Price in effect immediately prior to the time of the granting of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issued upon the exercise of such Options shall be deemed to have been issued for such price per share as of the date of granting of such Options and thereafter shall be deemed to be outstanding. Except as otherwise provided in subparagraph 4D(3), no adjustment of the Conversion Price shall be made upon the actual issue of such Common Stock or of such Convertible Securities upon exercise of such Options or upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities.

            4D(2). Issuance of Convertible Securities. In case the Corporation shall in any manner issue (whether directly or by assumption in a merger or otherwise) or sell any Convertible Securities, whether or not the rights to exchange or convert thereunder are immediately exercisable, and the price per share for which Common Stock is issuable upon such conversion or exchange (determined by dividing (i) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof by (ii) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities) shall be less than the Conversion Price in effect immediately prior to the time of such issue or sale, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of all such Convertible Securities shall be deemed to have been issued for such price per share as of the date of the issue or sale of such Convertible Securities and thereafter shall be deemed to be outstanding, provided that (a) except as otherwise provided in subparagraph 4D(3) below, no adjustment of the Conversion Price shall be made upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities, and (b) if any such issue or sale of such Convertible Securities is made upon exercise of any Option


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


      to purchase any such Convertible Securities for which adjustments of the  Conversion  Price  have  been or are to be  made  pursuant  to  other
      provisions  of  this  subparagraph  4D,  no  further   adjustment  of  the
      Conversion Price shall be made by reason of such issue or sale.

            4D(3). Change in Option Price or Conversion Rate. If (1) the purchase price provided for in any Option referred to in subparagraph 4D(1); (2) the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in subparagraph 4D(1) or 4D(2); or (3) the rate at which any Convertible Securities referred to in subparagraph 4D(1) or 4D(2) are convertible into or exchangeable for Common Stock shall change at any time (in each case other than under or by reason of provisions providing solely for protections of the holders of such Option or Convertible Securities against dilution), then the Conversion Price in effect at the time of such event shall forthwith be readjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold; and on the expiration of any such Option or the termination of any such right to convert or exchange such Convertible Securities, the Conversion Price then in effect hereunder shall forthwith be increased to the Conversion Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such expiration or termination never been issued, and the Common Stock issuable thereunder shall no longer be deemed to be outstanding. If the purchase price provided for in any such Option referred to in subparagraph 4D(1) or the rate at which any Convertible Securities referred to in subparagraph 4D(1) or 4D(2) are convertible into or exchangeable for Common Stock shall be reduced at any time under or by reason of provisions with respect thereto providing solely for protection of the holders of such Option or Convertible Securities against dilution, then, in case of the delivery of Common Stock upon the exercise of any such Option or upon conversion or exchange of any such Convertible Securities, the Conversion Price then in effect hereunder shall forthwith be adjusted to such respective amount as would have been obtained had such Option or Convertible Securities never been issued as to such Common Stock and had adjustments been made upon the issuance of the shares of Common Stock delivered as aforesaid, but only if as a result of such adjustment the Conversion Price then in effect hereunder is thereby reduced.

            4D(4). Stock Dividends. In case the Corporation shall declare a dividend or make any other distribution upon any stock of the Corporation payable in Common Stock, Options or Convertible Securities, any Common Stock, Options or Convertible Securities, as the case may be, issuable in payment of such dividend or distribution shall be deemed to have been issued or sold without consideration and the Conversion Price then in effect immediately prior to such dividend declaration or distribution shall be reduced as if the Corporation had subdivided its outstanding shares of Common Stock into a greater number of shares as provided in subparagraph 4D(5).


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


            4D(5). Subdivision or Combination of Stock. In case the Corporation shall at any time subdivide its outstanding shares of Common Stock or Convertible Securities into a greater number of shares or shall declare or pay a dividend on its outstanding shares of Common Stock payable in shares of Common Stock, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and conversely, in case the outstanding shares of Common Stock of the Corporation shall be combined into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

            4D(6). Consideration for Stock. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for cash, the consideration received shall be deemed to be the amount received by the Corporation therefor, without deduction therefrom of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be deemed to be the fair value of such consideration as determined in good faith by the Board of Directors of the Corporation, without deduction of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith. The amount of consideration deemed to be received by the Corporation pursuant to the foregoing provisions of this subparagraph 4D(6) upon any issuance and/or sale of shares of Common Stock, Options or Convertible Securities, pursuant to an established compensation plan of the Corporation, to directors, officers or employees of the Corporation in connection with their employment shall be increased by the amount of any tax benefit realized by the Corporation as a result of such issuance and/or sale, the amount of any tax benefit being the amount by which the Federal and/or state income or other tax liability of the Corporation shall be reduced by reason of any deduction or credit in respect of such issuance and/or sale. In case any Options shall be issued in connection with the issue and sale of other securities of the Corporation, together comprising one integral transaction in which no specific consideration is allocated to such Options by the parties thereto, such Options shall be deemed to have been issued without consideration.

            4D(7). Record Date. In case the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them (i) to receive a dividend or other distribution payable in Common Stock, Options or Convertible Securities, or (ii) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

            4D(8). If, at any time or from time to time after the Original Issuance Date, the Company shall issue or distribute to the holders of shares other than Preferred Shares (the "Dividend Stock") evidences of its indebtedness, any other securities of the Company or any cash, property or other assets (excluding a subdivision, combination or reclassification, or dividend or distribution payable in shares of Common Stock, referred to in Section 4D(4) or 4D(5), or dividends on Common Stock described in Section 2C, and also excluding cash dividends or cash distributions paid out of net profits legally available therefor in the full amount thereof) (any such non-excluded event being herein called a "Special Dividend"), the Conversion Price shall be adjusted by multiplying the Conversion Price then in effect by a fraction, the numerator of which shall be the then Current Market Price per share of the Dividend Stock in effect on the record date of such issuance or distribution less the fair market value (as determined in good faith by the Company's Board of Directors) of the Special Dividend applicable to one share of Dividend Stock and the denominator of which shall be the then Current Market Price Per Share of the Dividend Stock in effect on the record date of such issuance or distribution. An adjustment made pursuant to this Subsection 4D(8) shall become effective immediately after the record date of any such Special Dividend.

            4E. Reorganization or Reclassification. If any capital reorganization or reclassification of the capital stock of the Corporation shall be effected in such a way (including, without limitation, by way of consolidation or merger, but excluding a consolidation, merger or sale which is treated as a Liquidation with respect to holders of Series A Senior Preferred Stock for purposes of Section 3) that holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock then, as a condition of such reorganization or reclassification, lawful and adequate provision (in form satisfactory to the holders of at least a majority of the outstanding shares of Series A Senior Preferred Stock, voting together as one class) shall be made whereby each holder of a share or shares of Series A Senior Preferred Stock shall thereafter have the right to receive, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock of the Corporation immediately theretofore receivable upon the conversion of such share or shares of the Series A Senior Preferred Stock, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of Common Stock equal to the number of shares of such stock immediately theretofore so receivable had such reorganization or reclassification not taken place and in any such case appropriate provision shall be made with respect to the rights and interests of such holder to the end that the provisions hereof (including without limitation provisions for adjustments of the Conversion Price) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise of such conversion rights (including an immediate adjustment, by reason of such reorganization or reclassification, of the Conversion Price to the value for the Common Stock reflected by the terms of such reorganization or reclassification if the value so reflected is less than the Conversion Price in effect immediately prior to such reorganization or reclassification). In the event of a merger or consolidation of the Corporation as a result of which a greater or lesser number of shares of common stock of the surviving corporation are issuable to holders of the Common Stock of the Corporation outstanding immediately prior to such merger or consolidation, the Conversion Price in effect immediately prior to such merger or consolidation shall be adjusted in the same manner as though there were a subdivision or combination of the outstanding shares of Common Stock of the Corporation. The Corporation will not effect any such consolidation or merger, or any sale of all or substantially all its assets and properties, unless prior to the consummation thereof the successor corporation (if other than the Corporation) resulting from such consolidation or merger or the corporation purchasing such assets shall assume by written instrument (in form satisfactory to the holders of at least a majority of the outstanding shares of Series A Senior Preferred Stock voting together as one class) executed and mailed or delivered to each holder of shares of Series A Senior Preferred Stock at the last address of such holder appearing on the books of the Corporation, the obligation to deliver to such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to receive.

            4F. Notice of Adjustment. Upon any adjustment of the Conversion Price, then, and in each such case the Company shall give written notice thereof by first class mail, postage prepaid, addressed to each holder of shares of Series A Senior Preferred Stock at the address of such holder as shown on the books of the Company, which notice shall state the Conversion Price resulting from such adjustment, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

            4G.   Other Notices.  In case at any time:

                  (1)   the  Company  shall  declare  any  dividend  upon  its
            Common  Stock   payable  in  cash  or  stock  or  make  any  other
            distribution to the holders of its Common Stock;

                  (2) the Company shall offer for subscription pro rata to the holders of its Common Stock any additional shares of such stock of any class or other rights;

                  (3)   there   shall  be  any   capital   reorganization   or
            reclassification of the capital stock of the Company, or a consolidation or merger of the Company with, or a sale of all or substantially all its assets to, another corporation; or

                  (4)   there   shall   be   a   voluntary   or    involuntary
            dissolution, liquidation or winding up of the Company;

      then, in any one or more of said cases, the Company shall give, by first class mail, postage prepaid, addressed to each holder of any shares of Series A Senior Preferred Stock at the address of such holder as shown on the books of the Company, (a) at least 15 days prior written notice of the date on which the books of the Company shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, and (b) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, at least 15 days prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause
      (a) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto, and such notice in accordance with the foregoing clause (b) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, as the case may be.

            4H. Mandatory Conversion. Each share of Series A Senior Preferred Stock shall be converted, automatically and without further action on the part of any person or the Company, into that number of shares of Common Stock as is equal to the quotient obtained by dividing (i) the Liquidation Preference per share of Series A Senior Preferred Stock by (ii) the then applicable Conversion Price (A) no less than 30 days after the Company provides written notice to holders of Series A Senior Preferred Stock certifying that the minimum closing price (determined on the basis of the average weighted daily trading price) of the Common Stock for 35 consecutive trading days has exceeded three times the original Liquidation Preference of the Series A Senior Preferred Stock plus accrued and unpaid dividends and has traded in volumes of at least 100,000 shares per day during such 35-day period; (B) upon receipt of the written notice of holders of a majority of the then-outstanding shares of Series A Senior Preferred Stock of their election to cause an automatic conversion pursuant to this subparagraph 4H; or (C) upon the closing of an underwritten public offering of at least 15% of the Common Stock outstanding immediately prior to such offering (including a Rule 144A/Regulation S offering) with proceeds of at least $25,000,000 to the Company, at a price per share of at least six times the Original Purchase Price (appropriately adjusted to reflect the occurrence of any stock split, stock dividend, stock combination, stock subdivision or like occurrences) plus any accrued but unpaid dividends the of Series A Senior Preferred Stock on an as-converted basis (a "Qualified Financing"). Any such conversion shall be effected in accordance with the provisions of subparagraphs 4B and 4C hereof.

            4I.   Stock to be Reserved.

                  (1) The Company will at all times reserve and keep available out of its authorized but unissued Common Stock solely for the purpose of issuance upon the conversion of the Series A Senior Preferred Stock as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding shares of Series A Senior Preferred Stock. All shares of Common Stock which shall be so issued shall be duly and validly issued and fully paid and nonassessable and free from all liens, duties and charges arising out of or by reason of the issue thereof (including, without limitation, in respect of taxes) and, without limiting the generality of the foregoing, the Company covenants that it will from time to time take all such action as may be requisite to assure that the par value per share of the Common Stock is at all times equal to or less than the effective Conversion Price. The Company will take all such action within its control as may be necessary on its part to assure that all such shares of Common Stock may be so issued without violation of any applicable law or regulation, or of any requirements of any national securities exchange upon which the Common Stock of the Company may be listed. The Company will not take any action which results in any adjustment of the Conversion Price if after such action the total number of shares of Common Stock issued and outstanding and thereafter issuable upon exercise of all options and conversion of Convertible Securities, including upon conversion of the Series A Senior Preferred Stock, would exceed the total number of shares of such class of Common Stock then authorized by the Company's Certificate of Incorporation.

                  (2) The Company will at all times reserve and keep available out of its authorized but unissued Series A Senior Preferred Stock, shares solely for the purpose of satisfying the Company's obligations to issue PIK Shares as herein provided, such number of shares of Series A Senior Preferred Stock as is equal to the number of shares of Series A Senior Preferred Stock then outstanding. All shares of Series A Senior Preferred Stock which shall be so issued shall be duly and validly issued and fully paid and nonassessable and free from all liens, duties and charges arising out of or by reason of the issue thereof (including, without limitation, in respect of taxes).

            4J. No Reissuance of Series A Senior Preferred Stock. Shares of Series A Senior Preferred Stock that are converted into shares of Common Stock as provided herein shall not be reissued.

            4K. Issue Tax. The issuance of certificates for shares of Common Stock upon conversion of the Series A Senior Preferred Stock shall be made without charge to the holders thereof for any issuance tax, stamp tax, transfer tax, duty or charge in respect thereof, provided that the Company shall not be required to pay any tax, duty or charge which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Series A Senior Preferred Stock which is being converted.

            4L. Closing of Books. The Company will at no time close its transfer books against the transfer of any Series A Senior Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of Series A Senior Preferred Stock in any manner which interferes with the timely conversion of such Series A Senior Preferred Stock; provided, however, nothing herein shall be construed to prevent the Company from setting record dates for the holders of its securities.

            5.    Issuance or Sale of Other Securities

      5A Right to Participate in Future Issuances. In case the Company proposes at any time to issue or sell any Common Stock or Common Stock Equivalents other than Excluded Stock (the "Offered Securities"), the Company shall, no later than fifteen (15) days after to the consummation of such transaction (a "Keep Even Transaction"), give notice in writing (the "Keep Even Offer Notice") of such Keep Even Transaction to each Series A Senior Preferred Stock holder (each, a "Keep Even Rights Holder"). The Keep Even Offer Notice shall describe the Keep Even Transaction, identify the purchasers, and contain an offer (the "Keep Even

            Offer") to sell to each Keep Even Rights Holder, at the same consideration paid by the purchasers, that number of Offered Securities required to maintain such Keep Even Rights Holder's ownership percentage of the fully-diluted Common Stock in effect as of the date immediately prior to the consummation of the Keep Even Transaction (the "Maximum Offer Amount"). A Keep Even Rights Holder may subscribe for all or a portion of its Maximum Offer Amount on or prior to the 45th day following the date of the Keep Even Offer Notice. Any of the Offered Securities not subscribed for by a Keep Even Rights Holder shall be offered to the other Keep Even Rights Holders pursuant to a written notice from the Company on a pro rata basis for a period of 30 days. When the Offered Securities are accepted in the manner set forth in this subparagraph 5A, the Company shall, as promptly as practicable but no later than twenty (20) days after acceptance by a Keep Even Rights Holder of its subscription portion of the Maximum Offer Amount, issue certificates representing the applicable number of Offered Securities (free of all liens and encumbrances) to such holder against delivery by such holder of the consideration payable therefor. Any notice required to be given by Company pursuant to this subparagraph 5A shall (i) specify the name of the purchasers, the number of shares issued, the amount and type of consideration received therefor, and the other material terms on which the Company has issued the shares, and (ii) contain an offer to sell to those holders permitted to participate in such offer all of such shares at the same price per share and for consideration consisting of (x) cash equal to the amount of cash paid by the purchasers and (y) if any of the consideration to be paid by the proposed purchaser is non-cash consideration, either the same non-cash consideration or, at the election of the particular holder, cash having an equivalent value to the non-cash consideration paid by the proposed purchaser. The determination of equivalent value required by the preceding sentence shall be made by an Independent Appraiser, it being understood that the fees and expenses of such Independent Appraiser shall be paid by the Company. The rights associated with a Keep Even Transaction described herein shall not apply to any underwritten public offering of Company equity securities by an internationally recognized underwriter at a price per share of Common Stock no less than three times the Original Purchase Price (appropriately adjusted to reflect the occurrence of any stock split, stock dividend, stock combination, stock subdivision or like occurrences).

            5B Restriction on Employee Shares. All Common Stock held by employees of the Company shall be nontransferable by such employees until the effective date of a registration statement filed by the Company with respect to such shares. In the event that any such employee shares become transferable by operation of law, the Company shall have the right to repurchase such shares at book value, based on the Company's then most current financial statements.

            6. Voting - Series A Senior Preferred Stock. Holders of the Series A Senior Preferred Stock, voting as a separate class, shall have the right to elect one member of Company's Board of Directors (the "Series A Senior Director") who shall be appointed by Middlebury Capital, LLC. In addition to any class voting rights provided by law and this Certificate of Designation, the holders of Series A Senior Preferred Stock shall have the right to vote together with the holders of Common Stock as a single class on any matter on which the holders of Common Stock are entitled to vote (including the election of directors other than the Series A Directors). With respect to the voting rights of the holders of the Series A Senior Preferred Stock pursuant to the preceding sentence, each holder of Series A Senior Preferred

Stock shall be entitled to one vote for each share of Common Stock that would be issuable to such holder upon the conversion of all the shares of Series A Senior Preferred Stock held by such holder on the record date for the determination of shareholders entitled to vote. Beginning on the date of a Triggering Event, holders of the Series A Senior Preferred Stock, voting as a class, shall have
(i) the right to elect a majority of the members of the Company's Board of Directors (each of whom shall be appointed by Middlebury Capital, LLC) and (ii) the right to cast a number of votes, in the aggregate, which equals no less than 51% of all outstanding securities of the Company that are entitled to vote, or capable of voting, including shares of Common Stock, shares of Preferred Stock, and any other securities exercisable for, convertible into, or exchangeable for, voting stock of the Company. The voting rights described in the preceding sentence shall continue until waived by holders of a majority of the outstanding shares of Series A Senior Preferred Stock.

            7. Further Restrictions. At any time when shares of Series A Senior Preferred Stock are outstanding, and in addition to any other vote of the holders of Series A Senior Preferred Stock required by law or by the Certificate of Incorporation, the prior consent of the holders of a majority of the outstanding Series A Senior Preferred Stock, given in person or by proxy, either in writing or at a special meeting called for that purpose, at which meeting the holders of the shares of such Series A Senior Preferred Stock shall vote together as a class, shall be required for the Company to take any action that:
(i) alters or changes the rights, preferences or privileges of the Series A Senior Preferred Stock, (ii) increases or decreases the authorized number of shares of Common Stock or Preferred Stock, (iii) constitutes the incurrence of indebtedness by the Company (other than indebtedness incurred in the ordinary course of the Company's business, consistent with past practice) which possesses senior repayment rights to the Series A Senior Preferred Stock, (iv) creates (by reclassification or otherwise) any new class or series of shares or securities having rights, preferences or privileges senior to or on a parity with the Series A Senior Preferred Stock, (v) results in the redemption of any shares of Common Stock (other than pursuant to equity incentive agreements with service providers giving the Company the right to repurchase shares upon the termination of services), (vi) results in any merger, other corporate reorganization, sale of control, or any transaction in which all or substantially all of the assets of the Company are sold, (vii) amends or waives any provision of the Company's Certificate of Incorporation or Bylaws relative to the Series A Senior Preferred Stock, (viii) increases the authorized size of the Company's Board of Directors,
(ix) results in the payment or declaration of any dividend on any shares of Common or Preferred Stock other than the Series A Senior Preferred Stock, (x) results in a confession of judgment against the Company, or settle or compromise any claim by or against the Company, or file for bankruptcy or receivership,
(xi) results in any material loans to any insider or shareholder or any guaranty of any debt of a third party, other than in the ordinary course of business;
(xii) results in the removal of one or more of the following officers of the
Company: Chief Executive Officer, President and Chief Financial Officer, or the modification of the compensation payable by the Company to any such officer,
(xiii) results in the making of any material investment other than in the ordinary course of business, (xiv) results in the mortgaging, pledging, or creating a security interest in any material property of the Company, (xv) results in the Company entering into any new business not related to the business purpose of the Company as currently conducted or planned, (xvi) effects the retention or replacement of any investor relations firms by the Company,
(xvii) results in the consummation of any material contracts with any shareholder, insider or affiliate, or (xviii) would materially and adversely affect any right, preference, privilege or voting power of the Series A Senior Preferred Stock.

            8. Restrictions on Transfer. Transfers of the Series A Senior Preferred Stock will be unrestricted, except (a) as to legal compliance (e.g., that the transaction is not subject to the registration requirements of the Securities Act of 1933, as amended, and any applicable state securities laws);
(b) as to transfers to persons or entities that are competitors of the Company, as listed on Schedule A attached hereto; (c) as to transfers to the Proctor Group or any former director or officer of Agate Technologies Inc. ("Agate"), as listed on Schedule A attached hereto. All transferees of the Senior Preferred are required to certify that they are not a member of the Proctor Group by completing and furnishing to the Company a certificate substantially in the form of the Transfer Certification Form attached hereto as Schedule B.

            9. Affirmative Covenants. At any time when shares of Series A Senior Preferred Stock are outstanding, the Company will:

                  (a) maintain adequate property and business insurance;

                  (b) comply with all laws, rules, and regulations applicable to the Company, except where the failure to so comply would not be reasonably expected to result in a material and adverse change to the business and financial condition of the Company;

                  (c) take all reasonable actions necessary to preserve,
            protect, and maintain (i) its corporate existence, (ii) its rights, franchises, and privileges, and (iii) all properties necessary or useful to the proper conduct of its business;

                  (d) cause all key employees to execute and deliver
            non-competition, non-solicitation, non-hire, nondisclosure, and assignment of inventions agreements for a term of their employment with the Company plus one year, in a form reasonably acceptable to the Board of Directors; and

                  (e) reimburse all reasonable Company-related expenses of its
            Directors, including the Senior Preferred director and observer, including travel and telephone expenses.

            10. No Waiver. Except as otherwise modified or provided for herein, the holders of Series A Senior Preferred Stock shall also be entitled to, and shall not be deemed to have waived, any other applicable rights granted to such holders under the applicable provisions of Delaware law.

            11. No Impairment. The Company will not, through any reorganization, transfer of assets, merger, dissolution, issue or sale of securities on any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company but will at all time in good faith assist in the carrying out of all the provisions of Article Four and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights and liquidation preferences granted hereunder of the holders of the Series A Senior Preferred Stock against impairment.

            IN WITNESS WHEREOF, this Certificate of Designation has been executed by the Company by its President as of this 21st day of May, 2004.


                                    POWERHOUSE TECHNOLOGIES GROUP, INC.




                                       By:  /s/ Jay Elliot
                                          --------------------------------------
                                          Name:    Jay Elliot
                                          Title:   Chief Executive Officer